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                                                                                          Exhibit 12-B


                                 Ford Motor Company and Subsidiaries

       CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
      ------------------------------------------------------------------------------------------
                                            (in millions)
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                                                       Nine
                                                      Months               For the Years Ended December 31
                                                                 ---------------------------------------------------
                                                       1994       1993       1992       1991       1990       1989
                                                      -------    -------    -------    -------    -------    -------
Earnings
- --------
  Income/(loss) before income taxes and
   cumulative effects of changes in accounting
   principles                                         $ 6,570    $ 4,003    $  (127)   $(2,587)   $ 1,495    $ 6,030
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                        (102)       (98)        26         69        171       (137)
  Adjusted fixed charges a/                             5,853      7,648      8,113      9,360      9,690      9,032
                                                      -------    -------    -------    -------    -------    -------
    Earnings                                          $12,321    $11,553    $ 8,012    $ 6,842    $11,356    $14,925
                                                      =======    =======    =======    =======    =======    =======

Combined Fixed Charges and
 Preferred Stock Dividends
- --------------------------
  Interest expense b/                                 $ 5,605    $ 7,351    $ 7,987    $ 9,326    $ 9,647    $ 8,624
  Interest portion of rental expense c/                   195        266        185        124        105        103
  Preferred stock dividend requirements of
   majority-owned subsidiaries d/                         122        115         77         56         83         16
                                                      -------    -------    -------    -------    -------    -------
    Fixed charges                                       5,922      7,732      8,249      9,506      9,835      8,743

Ford preferred stock dividend requirements e/             377        442        317         26          0          0
                                                      -------    -------    -------    -------    -------    -------

  Total combined fixed charges and
   preferred stock dividends                          $ 6,299    $ 8,174    $ 8,566    $ 9,532    $ 9,835    $ 8,743
                                                      =======    =======    =======    =======    =======    =======

Ratios
- ------
  Ratio of earnings to fixed charges                     2.08        1.5        f/         g/         1.2        1.7

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                 1.96        1.4        h/         i/         1.2        1.7


- - - - - -
a/ Fixed charges, as shown below, have been adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority-owned subsidiaries.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Holdings, Inc., have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
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e/ Preferred stock dividend requirements of Ford Motor Company have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
f/ Earnings were inadequate to cover fixed charges by $237 million. g/ Earnings were inadequate to cover fixed charges by
   $2,664 million.
h/ Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $554 million.
i/ Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $2,690 million.


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